Exhibit 4.51

THE OFFER AND SALE OF THIS AGREEMENT AND THE PURCHASED TOKENS (AS DEFINED HEREIN) HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY U.S. STATES. THIS AGREEMENT AND THE PURCHASED TOKENS HEREUNDER ARE NOT BEING OFFERED OR DISTRIBUTED TO ANY RESIDENT OF, OR ANY PERSON LOCATED OR DOMICILED IN, THE U.S. OR ANY ENTITY, INCLUDING, WITHOUT LIMITATION, ANY CORPORATION OR PARTNERSHIP CREATED OR ORGANIZED IN OR UNDER THE LAWS OF ANY STATE OF THE U.S. THE FOUNDATION IS NOT SOLICITING PURCHASES BY U.S. PERSONS IN ANY WAY. FURTHER, THIS AGREEMENT AND THE PURCHASED TOKENS HAVE BEEN ACQUIRED OUTSIDE THE UNITED STATES AND MAY NOT BE RESOLD TO A U.S. PERSON DURING THE APPLICABLE ONE-YEAR HOLDING PERIOD WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE PURCHASER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT. FURTHER, THIS OFFERING IS BEING MADE ONLY OUTSIDE THE UNITED STATES TO NON-U.S. PERSONS (AS DEFINED IN SECTION 902 OF REGULATION S UNDER THE SECURITIES ACT) (AND ONLY IN JURISDICTIONS WHERE SUCH OFFER AND SALE IS PERMITTED UNDER APPLICABLE LAW) IN RELIANCE ON REGULATION S UNDER THE SECURITIES ACT. NOTWITHSTANDING THE FOREGOING, THIS AGREEMENT AND THE PURCHASED TOKENS HEREUNDER MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE U.S. STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THIS AGREEMENT AND THE PURCHASED TOKENS HAVE NOT BEEN APPROVED FOR TRADING BY THE U.S. COMMODITY FUTURES TRADING COMMISSION (THE “CFTC”) UNDER THE COMMODITY EXCHANGE ACT OF 1936, AS AMENDED (THE “CEA”).

RESTRICTED TOKEN PURCHASE AGREEMENT

This AGREEMENT TO PURCHASE TOKENS (this “Restricted Token Purchase Agreement” or “Agreement”) is made and entered into as of October 8, 2025, (the “Effective Date”) by and between the Solana Foundation, a non-profit foundation incorporated in Switzerland (the “Foundation”), and Brera Holdings PLC, a public limited company incorporated in Ireland (the “Purchaser”). The Foundation and the Purchaser shall each be referred to additionally as a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS, the Purchaser desires to purchase from the Foundation, and the Foundation desires to sell to the Purchaser, certain Tokens (as defined below);

WHEREAS, the Purchaser has entered into subscription agreements with certain third-party investors (the “PIPE Investors”) pursuant to which the PIPE Investors have made a private investment in public equity in the form of Class B ordinary shares, US$0.05 nominal value per share, of the Purchaser and pre-funded warrants and common warrants of the Purchaser (the “PIPE Securities”) in an aggregate amount of approximately $300,000,000 (the “PIPE”);

WHEREAS, the Purchaser and the Foundation are concurrently entering into a Side Letter Agreement, dated as of October 8, 2025, pursuant to which the Foundation shall have certain rights and privileges related to governance, disclosure, and regulatory matters involving the Purchaser, all as more fully described therein; and

WHEREAS, the Parties wish to cooperate pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recital and the mutual promises, representations, warranties, and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS. The following definitions shall apply for purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, founder, director or trustee of such Person, or any venture capital or similar investment fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members, investment managers, or investment advisers of, or shares the same management company, investment manager, or investment adviser with, such Person. The word “control” (including its correlative meanings, “controlled by”, “controls” and “under common control with”) shall mean directly or indirectly possessing the power to direct or cause the direction of the management and policies of the Affiliate, whether through ownership of voting securities, by contract or otherwise.

“Applicable Laws” means and includes statutes, enactments, acts of legislature or parliament, laws, rules, regulations, ordinances, notifications, judgments, orders (including from a court of competent jurisdiction or an authorized Governmental Authority), decrees, by-laws, approvals from the concerned authority (including a Governmental Authority), resolutions, directives, guidelines, policies, requirements, or other governmental restrictions or any similar form of decision of, or determination by, or any interpretation or adjudication having the force of law of any of the foregoing, by any concerned Governmental Authority having jurisdiction over the matter in question that are applicable to the Purchaser, the Foundation, this Agreement and/or the delivery of the Purchased Tokens, whether in effect as of the Effective Date or thereafter.

“Beneficial Owner” has the meaning given to it in Section 4.13.3 below.

“Business Day” means a weekday on which banks are open for general banking business in New York, New York.

“CEA” means the U.S. Commodity Exchange Act of 1936, as amended.

“CF Benchmarks Index” means the CME CF Solana-Dollar Reference Rate New York Variant (SOLUSD NY).

“CFTC” means the U.S. Commodity Futures Trading Commission.

“Chair” has the meaning given to it in Section 15.3.1 below.

“Closing Date” has the meaning given to it in Section 2.3.1 below.

“Confidential Information” has the meaning given to it in Section 11.1 below.

“Delivery Test Transaction” has the meaning to in Section 2.3.4 below.

“Dispute” has the meaning given to it in Section 15.3 below.

“Effective Date” has the meaning given to it in the preamble.

“Foundation” has the meaning given to it in the preamble.

“Foundation’s Receipt Address” means the network address or bank account for receipt of the Purchase Amount provided in writing by the Foundation to the Purchaser prior to the Payment Test Transaction.

“Governmental Authority” means (i) any supranational, national, federal, state, city, municipal, county or local government or governmental authority; (ii) any agency or instrumentality of any of the authorities referred to in (i) above; (iii) any regulatory or administrative authority, body or other similar organization, to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or other organization have the force of law; (iv) any court or tribunal having jurisdiction; (v) the governing body of any stock exchange; or (vi) any self-regulatory authority, body or other similar organization.

“ICC” has the meaning given to it in Section 15.3 below.

“ICC Rules” has the meaning given to it in Section 15.3 below.

“Lock-Up Transfer Restrictions” has the meaning given to it in Section 2.4.1 below.

“New York Courts” has the meaning given to it in Section 15.3.4 below.

“Non-U.S. Bank” has the meaning given to it in Section 4.13.9 below.

“Non-U.S. Person” means a Person that is not a U.S. Person for the purposes of Regulation S.

“Party” or “Parties” has the meaning given to it in the preamble.

“Payment Test Transaction” has the meaning given to it in Section 2.3.3 below.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity, including any foundation, decentralized autonomous organization or other similar decentralized or distributed entity.

“PIPE” has the meaning given to it in the recitals.

“PIPE Investors” has the meaning given to it in the recitals.

“PIPE Securities” has the meaning given to it in the recitals.

“Prohibited Person” has the meaning given to it in Section 4.13.1 below.

“Protocol” means any blockchain-based network protocol, platform or application (including any blockchain-based network of nodes running a common smart contract or suite of related smart contracts) created, developed, operated or managed by, or based upon, or incorporating material portions of any intellectual property developed, owned, or licensed by the Foundation, including the Solana protocol (which is further described at: https://solana.com/).

“Purchase Amount” has the meaning given to it in Section 2.1 below.

“Purchased Tokens” means that number of Tokens equal to the Purchase Amount divided by the Token Price, rounded to five (5) decimal places.

“Purchaser” has the meaning given to it in the preamble.

“Purchaser’s Network Address” means the public network address for receipt of the Purchased Tokens provided in writing by the Purchaser to the Foundation prior to the Delivery Test Transaction, which such network address shall be a network address controlled by Purchaser on a self-custody basis or with an eligible custodian reasonably acceptable to the Foundation and the Purchaser who will agree to implement and enforce the Unlock Schedule set forth in Section 2.4.2 below.

“Recipient” has the meaning given to it in Section 11.1 below.

“Regulation S” means Regulation S and the related rules promulgated by the SEC under the Securities Act as an exemption from registration.

“Restricted Token Purchase Agreement” or “Agreement” has the meaning given to it in the preamble.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Solana Network” has the meaning given to it in Section 4.5 below.

“Token(s)” means the Solana token ($SOL), the native token associated with the Protocol.

“Token Price” means an amount per Token equal to eighty-five percent (85%) (representing a fifteen percent (15%) discount) of the time-weighted average closing price of one (1) Token over the fifteen (15) consecutive calendar days immediately preceding the Effective Date, as reported by the CF Benchmarks Index for such day or, if the CF Benchmarks Index is unavailable, the rate determined pursuant to such other index, benchmark or other method of determining the fair value of the Token as may be selected by the Purchaser and approved, in writing, in good faith by the Foundation. The Token Price shall be agreed between the Parties on the Effective Date.

“Token Purchase Conditions” means (i) the requisite shareholders and the board of directors of the Purchaser have approved the PIPE, including any necessary increase in the Purchaser’s authorized shares and the issuance by the Purchaser of the PIPE Securities, and the transactions contemplated by this Agreement, in each case, to the extent required by Applicable Law or applicable stock exchange rules or requirements; (ii) the Purchaser is eligible to file a Shelf Registration Statement on Form F-3 covering the resale of the PIPE Securities; and (iii) the post-money market capitalization of the Purchaser has been at least $750,000,000 for at least five (5) consecutive Trading Days since the date of closing of the PIPE. For purposes hereof, “Trading Day” means a day on which the Nasdaq Capital Market is open for trading.

“Transfer” means transfer, sell, dispose, convey or encumber. The word “Transferred” shall have a corollary meaning.

“Tribunal” has the meaning given to it in Section 15.3.1 below.

“Unlock Schedule” has the meaning given to it in Section 2.4.2 below.

“U.S. Dollars” and “$” means the lawful currency of the United States of America.

“U.S. Person” means a Person that is a “U.S. Person” as defined in Rule 902(k) of Regulation S.

2. PURCHASE AND SALE OF TOKENS.

2.1. Purchase and Sale. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Foundation, and the Foundation agrees to sell to the Purchaser, the Purchased Tokens, at a price per Token equal to the Token Price for a total aggregate purchase price of $50,000,000 (the “Purchase Amount”).

2.2. Form of Payment. Payment of the Purchase Amount shall be made by (i) wire transfer of funds in U.S. Dollars to the Foundation; (ii) electronic transfer of U.S. Dollar denominated stablecoins acceptable to the Foundation and the Purchaser (“Stablecoin(s)”); (iii) electronic transfer of any number of digital assets acceptable to the Foundation and the Purchaser; (iv) any other currency agreed to by the Foundation and the Purchaser; or (v) any combination of the foregoing agreed to by the Foundation and the Purchaser. If the Purchase Amount (or any portion thereof) is paid in any currency or property, including digital assets and currencies, other than U.S. Dollars or Stablecoins, the value of the Purchase Amount (or the applicable portion thereof) shall be deemed to be the U.S. Dollar equivalent of such currency or property as of the Closing Date as determined by reference to an exchange rate agreed to by the Foundation and the Purchaser. The term “Digital Assets” shall refer to Stablecoins and any digital assets referenced in subsection (iii) above.

2.3. Payment and Delivery.

2.3.1 Closing Date. Payment for, and delivery of, the Purchased Tokens shall occur electronically as soon as practicable, but no later than five (5) Business Days after the Effective Date unless otherwise agreed by the Parties in writing (such date, the “Closing Date”).

2.3.2 Closing Mechanics. Subject to Section 2.3.3 and 2.3.4 below, as applicable, on the Closing Date, (i) the Purchaser shall deliver, or cause to be delivered, to the Foundation the Purchase Amount, as payment in full for the Purchased Tokens to be delivered to the Purchaser; and (ii) the Foundation shall Transfer, or cause to be Transferred, all of the Purchased Tokens to the Purchaser’s Network Address.

2.3.3 Payment Test Transaction. Before delivery of the Purchase Amount to the Foundation, the Purchaser shall send, or cause to be sent, a test transaction of a de minimis amount of the Purchase Amount to the Foundation’s Receipt Address (the “Payment Test Transaction”). Upon written confirmation from the Foundation that the Payment Test Transaction was received by the Foundation, the Purchaser shall promptly deliver, or cause to be delivered, the remaining amount of the Purchase Amount to the Foundation’s Receipt Address on the Closing Date.

2.3.4 Delivery Test Transaction. Before delivery of the Purchased Tokens to the Purchaser, the Foundation shall send, or cause to be sent, a test transaction of a de minimis amount of the Purchased Tokens to the Purchaser’s Network Address (the “Delivery Test Transaction”). Upon written confirmation from the Purchaser to the Foundation that the Delivery Test Transaction was received by the Purchaser, the Foundation shall promptly deliver, or cause to be delivered, the remaining Purchased Tokens to the Purchaser’s Network Address on the Closing Date.

2.3.5 Refund Right. If the Foundation fails to deliver the Purchased Tokens to the Purchaser in accordance with this Section 2.3, the Purchaser shall be entitled to an immediate refund of the full Purchase Amount.

2.3.6 Non-Refundable. Once all of the Purchased Tokens have been delivered to the Purchaser, the Purchased Tokens and the Purchase Amount are non-refundable.

2.4 Restrictions on Tokens.

2.4.1 General Restrictions. The Purchased Tokens are subject to (i) such restrictions on transferability as required by Applicable Laws; and (ii) a twelve (12) month contractual lock-up during which the Purchaser may not Transfer the Purchased Tokens (the “Lock-Up Transfer Restrictions”). Other than the foregoing, the Purchased Tokens are not subject to any other restrictions on Transfer.

2.4.2 Unlock Schedule. All of the Purchased Tokens will unlock and be released from the Lock-Up Transfer Restrictions on the twelve (12) month anniversary of the Closing Date (the “Unlock Schedule”).

2.4.3 Release from Lock-Up Transfer Restrictions. For the avoidance of doubt, once Purchased Tokens unlock in accordance with the Unlock Schedule, such unlocked Purchased Tokens shall no longer be subject to any Lock-Up Transfer Restrictions and will be freely transferable.

2.4.4 Permitted Activities. Notwithstanding anything herein to the contrary, the Purchaser may do any of the following with the Purchased Tokens (including Purchased Tokens that are subject to Lock-Up Transfer Restrictions): (i) Transfer the Purchased Tokens to any Affiliate or eligible custodian of the Purchaser (including to another network address or wallet address owned by the Purchaser or an Affiliate of the Purchaser); provided, in each case, that (A) the legal and beneficial ownership of, and all economic exposure to, the Purchased Tokens remains with the Purchaser or such Affiliate and (B) no third-party (other than such eligible custodian acting under the Purchaser’s or its Affiliate’s exclusive instructions) obtains the right or the ability to dispose of, pledge, hypothecate, or otherwise transfer the Purchased Tokens; (ii) delegate or stake the Purchased Tokens to secure the Protocol and earn staking rewards (“Staking Activities”), provided that the smart contract, node, staking pool, or other mechanism through which the Staking Activities are effected does not permit the portion of the staked Purchased Tokens to be transferred to any network address or wallet address other than the Purchaser’s Network Address (or other eligible wallet address); and (iii) participate in voting and other governance abilities associated with control of the Purchased Tokens in accordance with the governance and other rules of the Protocol. For the avoidance of doubt, no action under this Section 2.4.4 shall be deemed to violate any Lock-Up Transfer Restrictions.

2.4.5 No Open Market Restrictions. The foregoing restrictions in this Section 2.4 shall in no event apply to any Tokens acquired by the Purchaser on the open market or through any staking or other protocol-wide programmatic mechanism.

2.5 Conditions Precedent. The Purchaser’s obligation to make payment of the Purchase Amount for the Purchased Tokens on the Closing Date, and the Foundation’s obligation to deliver the Purchased Tokens to the Purchaser on the Closing Date, is subject to the following conditions being satisfied:

2.5.1 the Token Purchase Conditions;

2.5.2 the representations and warranties of each Party set forth herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on such date;

2.5.3 the Foundation has provided the Purchaser with the Foundation’s Receipt Address in writing, and the Purchaser has provided the Foundation with the Purchaser’s Network Address in writing;

2.5.4 the Payment Test Transaction has been made and confirmed as being received by the Foundation in writing, and the Delivery Test Transaction has been made and confirmed as being received by the Purchaser in writing; and

2.5.5 the Parties have completed all background and due diligence enquiries (including completion of anti-money laundering, “know-your-customer” and other compliance requirements) where the requesting Party provided written notice to the receiving Party, and the receiving Party responded to the reasonable satisfaction of the requesting Party with respect to all background and due diligence enquiries.

3 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE FOUNDATION. The Foundation hereby represents, warrants and covenants to the Purchaser that:

3.1 Authority. The Foundation has the requisite authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes a valid and binding obligation of the Foundation, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

3.2 Organization. The Foundation is duly incorporated and is validly existing under the laws of its jurisdiction of incorporation and has all requisite legal and corporate power and authority to execute and deliver this Agreement, to sell the Purchased Tokens as contemplated herein and to carry out and perform its obligations under the terms of this Agreement.

3.3 Compliance with Laws. To the Foundation’s knowledge, the Foundation’s entry into this Agreement complies, in all material respects, with Applicable Laws and regulations applicable to the Foundation.

3.4 Marketable Title. As of immediately prior to the delivery of the Purchased Tokens, the Foundation is the owner, beneficially and of record, of all of the Purchased Tokens to be sold to the Purchaser under this Agreement and has good title to all of the Purchased Tokens, free and clear of any liens. No consent, approval or qualification is required on the part of the Foundation in connection with the consummation of the transactions contemplated by this Agreement, and the Purchased Tokens are not subject to any rights or restrictions that have not been properly waived or complied with as of the delivery of the Purchased Tokens.

4 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER. The Purchaser hereby represents, warrants and covenants to the Foundation that:

4.1 Authorization. The Purchaser is entering into this Agreement as a principal and not for any other person and has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

4.2 Purchase Entirely for Own Account. The Purchaser is acquiring the Purchased Tokens for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same or any part thereof. The Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to Transfer or grant participations to such Person or to any third party, with respect to the Tokens, this Agreement or any part hereof. The Purchaser has not been formed for the specific purpose of acquiring the Purchased Tokens.

4.3 Compliance with Laws. To the Purchaser’s knowledge, the Purchaser’s entry into and the performance of its obligations under this Agreement complies, in all material respects, with Applicable Laws and regulations applicable to the Purchaser.

4.4 Disclosure of Information. The Purchaser has had an opportunity to conduct its own review, and to consult with its own tax, financial, and legal advisors, with respect to the Tokens and the terms of this Agreement. The foregoing, however, does not limit or modify the representations and warranties of the Foundation in Section 3 or the right of the Purchaser to rely thereon.

4.5 Understanding of Risks. The Purchaser is fully aware of: (a) the highly speculative nature of the Purchased Tokens; (b) the financial hazards involved; (c) the lack of liquidity of the Purchased Tokens and the restrictions on transferability of the Purchased Tokens (e.g., that the Purchaser may not be able to sell or dispose of the Purchased Tokens or use them as collateral for loans); and (d) the tax consequences of purchasing the Purchased Tokens. The Purchaser understands that the Purchased Tokens involve risks, all of which the Purchaser fully and completely assumes, including, but not limited to, the risk that (i) the technology associated with the Token will not function as intended; (ii) the Token and its associated ecosystem (the “Solana Network”) will not gain adoption and acceptance; and (iii) the Foundation, the Solana Network and/or third parties participating in the development of the Solana Network may be subject to investigation and punitive actions from Governmental Authorities. The Purchaser understands and expressly accepts that the Purchased Tokens will be delivered to the Purchaser at the sole risk of the Purchaser on an “AS IS” and “UNDER DEVELOPMENT” basis. The Purchaser understands and expressly accepts that the Purchaser has not relied on any oral or written statements, representations or warranties made by the Foundation, any third parties, or any of their respective officers, directors, employees, consultants, advisors, equity holders or other agents outside of this instrument, including, but not limited to, conversations of any kind, whether through oral or electronic communication, or any white paper. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE PURCHASER ASSUMES ALL RISK AND LIABILITY FOR THE RESULTS OBTAINED BY THE USE OF ANY TOKENS AND REGARDLESS OF ANY ORAL OR WRITTEN STATEMENTS MADE BY THE FOUNDATION, BY WAY OF TECHNICAL ADVICE OR OTHERWISE, RELATED TO THE USE OF THE TOKENS.

4.6 Understanding and Experience; Storage. The Purchaser has sufficient understanding of the functionality, usage, storage, transmission mechanisms and other material characteristics of cryptographic tokens, token wallets and other token storage mechanisms, public and private key management, blockchain technology, and blockchain-based software systems to understand the terms of this instrument. The Purchaser understands, acknowledges and agrees that such knowledge allows the Purchaser to appreciate the implications and risks of acquiring the Purchased Tokens herein. The Purchaser will at all times maintain control of the Purchaser’s (current or future) wallet private key where any Purchased Tokens are stored, and the Purchaser will not share or disclose such private key associated with such wallet with any other party except (a) if required under Applicable Law or regulation or if requested by any Governmental Authority, and (b) to third-party wallet service providers including for recovery services purpose.

4.7 No Encumbrances or Liens. The Purchaser has: (i) all rights, title, interest in and to the portion of the Purchase Amount paid in Digital Assets; (ii) such Digital Assets are held in Purchaser’s Network Address or other compatible wallet that Purchaser has the exclusive ability to control such wallet, including by use of “private keys,” other equivalent means, or through custody arrangements (“Purchaser’s Payment Wallet”); (iii) neither such Digital Assets or Purchaser’s Payment Wallet is subject to any encumbrances, liens, or other restrictions; and (iv) Purchaser has taken reasonable steps to safeguard its Purchaser’s Payment Wallet, any log in credentials (if applicable) used to access and use Purchaser’s Payment Wallet, and such Digital Assets.

4.8 Purchaser’s Qualifications. The Purchaser has such knowledge and experience in blockchain technology and financial and business matters that the Purchaser is capable of evaluating the merits and risks of acquiring the Purchased Tokens. In evaluating the merits and risks of the purchase of the Tokens, the Purchaser has and will rely upon the advice of the Purchaser’s own technical advisors, legal counsel, tax advisors, and/or investment advisors. The Purchaser has read and understands the restrictions and limitations set forth in this Agreement, which will be imposed on the Purchased Tokens. The Purchaser is aware that the Purchased Tokens may be of no practical value and that the Purchased Tokens are non-marketable, non-transferable and may be illiquid, possibly without return, and at substantial risk of loss.

4.8 No General Solicitation. At no time was Purchaser presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Purchased Tokens.

4.9 Compliance with Securities Laws. The Purchaser understands and acknowledges that, to the extent the offer and sale of the Purchased Tokens are considered securities, in reliance upon the representations and warranties made by the Purchaser herein, the offer and sale of the Purchased Tokens are not being registered with the SEC under the Securities Act or any applicable state securities law, but instead are being issued under an exemption or exemptions from the registration and qualification requirements of the Securities Act and other applicable state securities laws which impose certain restrictions on the Purchaser to Transfer the Purchased Tokens. Notwithstanding the foregoing, given the regulatory uncertainty with respect to digital assets, out of an abundance of caution, the Foundation is seeking to comply with U.S. federal and state securities laws in connection with the transaction contemplated herein and such efforts shall not be construed as, or a concession that, the offer and sale of the Purchased Tokens are in fact securities under U.S. federal and state securities laws or the laws of any other applicable jurisdiction.

4.10 Tax Liabilities. The Purchaser understands that the Purchaser bears sole responsibility for any taxes as a result of the matters and transactions that are the subject of this Agreement and may suffer adverse tax consequences as a result of its purchase, ownership, use, sale or other disposition of the Purchased Tokens. Further, the Purchaser represents that it has consulted any tax consultants it deems advisable in connection with the purchase or disposition of the Purchased Tokens and that the Purchaser is not relying on the Foundation for any tax advice.

4.11 Indemnification. To the extent permitted by law, the Purchaser agrees to indemnify, defend and hold harmless the Foundation and any of its Affiliates, employees or agents (including developers, auditors, contractors or founders) from any claim, liability, assessment or penalty with respect to any taxes associated with or arising from the Purchaser’s purchase of the Purchased Tokens hereunder, or the use or ownership of the Purchased Tokens after the Effective Date.

4.12 Commodities Laws. The Purchaser has been advised that neither this Agreement nor the Purchased Tokens have been registered under the Securities Act, CEA, any U.S. state securities or commodities laws, or the securities or commodity laws of any other country, including any jurisdiction in which the Purchaser is resident. The Purchaser has been advised that this Agreement has not been approved for trading by the CFTC. The Purchaser represents that it is not purchasing the Purchased Tokens on the basis that it is a contract of sale of a commodity for future delivery (or option on such a contract), a swap or any other instrument subject to the CEA.

4.13 Prohibited Persons. The Purchaser represents, warrants and covenants to the Foundation as follows:

4.13.1 It is not (i) domiciled in, a citizen or resident of, or purchasing the Purchased Tokens from, a geographic area in which use of cryptographic tokens is prohibited by Applicable Law, decree, regulation, treaty, or administrative act, (ii) domiciled in, a citizen or resident of, or purchasing the Purchased Tokens from, Democratic People’s Republic of Korea, Crimea Region, People’s Republic of China, Bahamas, Belarus, Botswana, Burundi, Cambodia, Central African Republic, The Democratic Republic of the Congo, Côte d’Ivoire, Cuba, Ethiopia, Ghana, Islamic Republic of Iran, Iraq, Lebanon, Libya, Mali, Myanmar, Nicaragua, Pakistan, Panama, Somalia, South Sudan, Sri Lanka, Sudan, Syrian Arab Republic, Trinidad and Tobago, Tunisia, Bolivarian Republic of Venezuela, Yemen, Zimbabwe and any other country or account on the Consolidated Sanctions List maintained by the U.S. Department of Treasury, (iii) an individual, or an individual employed by or associated with an entity, that is identified on the U.S. Department of Commerce’s Denied Persons or Entity List, the U.S. Department of Treasury’s Specially Designated Nationals or Blocked Persons Lists, or the U.S. Department of State’s Debarred Parties List or the sanctions lists adopted by the United Nations and the European Union to such extent such sanctions are extended by the UK Government to its Overseas Territories, as such lists may be amended from time to time; or (iv) a person who acts, directly or indirectly, for a senior foreign political figure, any member of a senior foreign political figure’s immediate family or any close associate of a senior foreign political figure (each, a “Prohibited Person”). If the Purchaser’s country of residence or other circumstances change such that the above representations are no longer accurate, the Purchaser will immediately notify the Foundation.

4.13.2 No Person or entity that controls, is controlled by or under common control with, the Purchaser is a Prohibited Person.

4.13.3 No Person having any direct or indirect beneficial interest in the Purchaser (each, a “Beneficial Owner”) is a Prohibited Person.

4.13.4 To the extent the Purchaser has any Beneficial Owners, (i) it has carried out thorough due diligence to establish the identities of those Beneficial Owners; and (ii) it holds the evidence of those identities and status and will maintain all of that evidence for at least five (5) years.

4.13.5 The Purchaser acknowledges to the Foundation that if any of the representations and warranties in the preceding clause ceases to be true or if the Foundation no longer reasonably believes that it has satisfactory evidence as to their truth, despite any other agreement to the contrary, the Foundation may, in accordance with applicable regulations, be obligated to do one (1) or more of the following: (i) to take certain actions relating to the Purchaser’s purchase of Tokens; (ii) to report that action; and (iii) to disclose the Purchaser’s identity to a governmental, regulatory or other authority.

4.13.6 If the Foundation is required to take any of the actions referred to in the preceding clause, the Purchaser understands, and agrees with the Foundation, that it has no claim against the Foundation, and its Affiliates, directors, members, partners, shareholders, officers, employees and agents for any of damages as a result of any of those actions.

4.13.7 The Purchaser hereby consents to the disclosure by or on behalf of the Foundation of any and all information and/or documentation relating to the Purchaser as requested and necessary by any regulatory body or Governmental Authority in any jurisdiction.

4.13.8 The funds, including any fiat, virtual currency or cryptocurrency, that the Purchaser uses to purchase Tokens are not derived from or related to any unlawful activities, including but not limited to money laundering or terrorist financing, and the Purchaser will not use Tokens to finance, engage in, or otherwise support any unlawful activities. All payments by the Purchaser under this Agreement will be made only in the Purchaser’s name, from a digital wallet or bank account held in the Purchaser’s name and under the Purchaser’s control, and not located in a country or territory that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force, and is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the Financial Crimes Enforcement Network, as such regulations may be amended from time to time.

4.13.9 The Purchaser represents that all payments to the Foundation by the Purchaser under this Agreement will be made through an account located in a jurisdiction that does not appear on the list of boycotted countries published by the U.S. Department of Treasury pursuant to §999(a)(3) of the IRS Code, as in effect at the time of the Purchaser’s payment or other transfer of value. In the event that the Purchaser is, receives deposits from, makes payments to or conducts transactions relating to a non-U.S. banking institution (a “Non-U.S. Bank”) in connection with the Purchaser’s purchase of the Purchased Tokens, the Non-U.S. Bank: (i) has a fixed address, other than an electronic address or a post office box, in a country in which it is authorized to conduct banking activities; (ii) employs one (1) or more individuals on a full-time basis; (iii) maintains operating records related to its banking activities; (iv) is subject to inspection by the banking authority that licensed it to conduct banking activities; and (v) does not provide banking services to any other Non-U.S. Bank that does not have a physical presence in any country and that is not a registered affiliate.

4.14 Regulation S.

4.14.1 The Purchaser (i) is a Non-U.S. Person; (ii) is not acquiring the Tokens for the account or benefit of any U.S. Person; (iii) resides or is domiciled and has its principal place of business outside the United States; and (iv) at the time of the entry into this Agreement, will be, or persons acting on the Purchaser’s behalf in connection herewith will be, located outside the United States.

4.14.2 The Purchaser is acquiring the Purchased Tokens in an “offshore transaction” as defined by Rule 902(h) of Regulation S (i.e., the offer to sell Tokens to the Purchaser was not made to the Purchaser in the United States and, at the time the transfer was completed, the Purchaser was outside the United States) and that no “directed selling efforts” (as defined in Rule 902(c) of Regulation S) were made in the United States (i.e., no marketing efforts were made to the Purchaser in the United States) and in no event should the purchase agreement or any other document of the Foundation be construed as a prospectus, advertisement or a public offering of the Purchased Tokens in the United States. The Purchaser is not located in the United States at the time of the execution of this Agreement or upon payment of the Purchase Amount.

4.14.3 The Purchaser will not engage in hedging transactions with regard to the Purchased Tokens unless in compliance with the Securities Act.

4.14.4 The Purchaser understands that the Foundation is relying upon the “safe harbor” provided by Regulation S. It is a condition to the availability of the Regulation S “safe harbor” that neither this Agreement nor the Purchased Tokens be offered or sold in the United States or to a U.S. Person until the expiration of the restricted period that is applicable to the Purchased Tokens (or to any certificate representing the Purchased Tokens) set forth in the legend set below (the “Restricted Period”);

4.14.5 The Purchaser, the Purchaser’s Affiliates and any persons acting on the Purchaser’s or any of the Purchaser’s Affiliates’ behalf have complied and will comply with the requirements of Regulation S with respect to the Purchased Tokens (or an interest in the Purchased Tokens or hedge transaction associated with the Purchased Tokens);

4.14.6 Receipt of the Purchased Tokens or any other transaction contemplated by this Agreement is not part of a plan or scheme on the Purchaser’s part, or any of the Purchaser’s Affiliates or any person acting on Purchaser’s or Purchaser’s Affiliates’ behalf to evade the registration requirements under the Securities Act;

4.14.7 The Purchaser is purchasing the Purchased Tokens for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same;

4.14.8 The Purchaser will not, during the Restricted Period, offer or sell any of the foregoing (or create or maintain any derivative position equivalent thereto) in the United States, to or for the account or benefit of a U.S. Person or other than in accordance with Regulation S; and

4.14.9 The Purchaser may, after the expiration of the applicable Restricted Period, offer, sell, pledge or otherwise transfer the Purchased Tokens (or create or maintain any derivative position equivalent thereto) only, to the extent applicable, pursuant to the registration requirements under the Securities Act or any available exemption therefrom and, in any case, in accordance with applicable state securities laws.

The Purchaser acknowledges and agrees that the Purchased Tokens will be deemed to bear the legend set forth below (in addition to any other legend required by applicable federal, state or foreign securities laws or provided in any other agreement with the Foundation):

THE PURCHASED TOKENS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, AND THE FOUNDATION DOES NOT INTEND TO REGISTER THEM. PRIOR TO THE ONE-YEAR ANNIVERSARY FROM THE DATE OF PURCHASE, THE PURCHASED TOKENS MAY NOT BE OFFERED OR SOLD (INCLUDING OPENING A SHORT POSITION IN SUCH PURCHASED TOKENS) IN THE UNITED STATES OR TO U.S. PERSONS AS DEFINED BY RULE 902(k) ADOPTED UNDER THE ACT, OTHER THAN TO DISTRIBUTORS, UNLESS THE PURCHASED TOKENS ARE REGISTERED UNDER THE ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE. THE PURCHASERS OF PURCHASED TOKENS PRIOR TO THE ONE-YEAR ANNIVERSARY FROM THE DATE OF PURCHASE, MAY RESELL SUCH PURCHASED TOKENS ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT OR OTHERWISE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OF THE ACT, OR IN TRANSACTIONS EFFECTED OUTSIDE OF THE UNITED STATES PROVIDED THEY DO NOT SOLICIT (AND NO ONE ACTING ON THEIR BEHALF SOLICITS) PURCHASERS IN THE UNITED STATES OR OTHERWISE ENGAGE(S) IN SELLING EFFORTS IN THE UNITED STATES AND PROVIDED THAT HEDGING TRANSACTIONS INVOLVING THESE PURCHASED TOKENS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT. A HOLDER OF THE PURCHASED TOKENS WHO IS A DISTRIBUTOR, DEALER, SUB-UNDERWRITER OR OTHER SECURITIES PROFESSIONAL, IN ADDITION, CANNOT PRIOR TO THE ONE-YEAR ANNIVERSARY FROM THE DATE OF PURCHASE, RESELL THE PURCHASED TOKENS TO A U.S. PERSON AS DEFINED BY RULE 902(k) OF REGULATION S UNLESS THE PURCHASED TOKENS ARE REGISTERED UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.

4.14.10 The Purchased Tokens will be held by the Purchaser for personal investment or use and the Purchaser is not a “distributor” (as such term is defined in Regulation S) or a “dealer” (as such term is defined in the Securities Act), and the Purchaser has no present intention of distributing the Purchased Tokens or any interest therein to others.

5 RESTRICTIONS ON TRANSFER. The Purchaser acknowledges that (i) the offer and sale of the Tokens have not been registered under the Securities Act or any other Applicable Law, and that the Foundation has no plans to register the Tokens under the Securities Act, or any other Applicable Laws; (ii) there is substantial uncertainty as to the application of securities, financial, and other laws to tokens and token rights, and that the interpretation of existing laws or new laws may affect the regulatory status of the Tokens, transactions in the Tokens, or the anticipated use of the associated Protocol; (iii) in light of such uncertainty and although the Tokens are not intended to be deemed securities, the Purchaser should assume that the offer and sale of the Tokens may be deemed to be “restricted securities” under U.S. federal or state securities laws or other non-U.S. laws, and that the Tokens are subject to restrictions including, but not limited to, restrictions on transfer; and (iv) in the event that transactions of the Tokens are deemed to be transactions of restricted securities in the U.S., the Purchaser may not sell, resell, assign, encumber or Transfer all or any part of the Tokens being acquired pursuant to this Agreement in the U.S. or to a U.S. Person except if registered under the Securities Act or pursuant to an exemption from such registration (and in compliance with such other Applicable Laws). If the Purchaser determines subsequently to resell Tokens, provided any applicable restriction period has expired, it is the Purchaser’s sole responsibility to determine if such resale is permissible at such time under Applicable Law. The Purchaser has read and understands the restrictions and limitations set forth in this Agreement that will be imposed on the Tokens.

6 RIGHTS AS OWNER OF TOKENS. The Purchaser is not entitled, as a holder of any of the Purchased Tokens, to vote or receive dividends or be deemed the holder of capital stock of the Foundation or any of its affiliated entities for any purpose, nor will anything contained herein be construed to confer on any Party, as such, any of the rights of a shareholder of any entity or any right to vote for the election of board members or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to the Foundation or corporate action or to receive notice of meetings, or to receive subscription rights or otherwise.

7 DISCLAIMER AND LIMITATION OF LIABILITY. A Party shall not be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, including without limitation, sending the Purchased Tokens to the other Party’s wallet, or distributing the Purchased Tokens, when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake, pandemics or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, or other civil unrest; (d) changes to Applicable Law or regulations; or (e) action by any Governmental Authority. THE FOUNDATION MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THE TOKENS, INCLUDING ANY (I) WARRANTY OF MERCHANTABILITY; (II) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (III) WARRANTY OF TITLE; OR (IV) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE.

Each Party understands that the other Party has no right against the other Party or any other individual or legal entity except in the event of the other Party’s material breach of this instrument or intentional fraud. EACH PARTY’S (OR ANY OTHER INDIVIDUAL’S OR LEGAL ENTITY’S) AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT OR OTHERWISE, BUT EXCLUDING INTENTIONAL FRAUD, SHALL NOT EXCEED $100,000 PLUS DELIVERY OF THE PURCHASED TOKENS. NEITHER PARTY NOR ITS REPRESENTATIVES SHALL BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS INSTRUMENT.

8 TAX TREATMENT.

8.1 THE PURCHASER UNDERSTANDS THAT THE PURCHASER MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF THE PURCHASER’S PURCHASE OR DISPOSITION OF THE PURCHASED TOKENS. THE PURCHASER REPRESENTS (A) THE PURCHASER HAS CONSULTED WITH A TAX ADVISER THAT THE PURCHASER DEEMS ADVISABLE IN CONNECTION WITH THE PURCHASE OR DISPOSITION OF THE PURCHASED TOKENS AND (B) THAT THE PURCHASER IS NOT RELYING ON THE FOUNDATION FOR ANY TAX ADVICE. THE PURCHASER ACKNOWLEDGES AND AGREES THAT THE PURCHASER IS SOLELY RESPONSIBLE FOR THE PURCHASER’S COMPLIANCE WITH THE PURCHASER’S TAX OBLIGATIONS. THE FOUNDATION BEARS NO LIABILITY OR RESPONSIBILITY WITH RESPECT TO ANY TAX CONSEQUENCES TO THE PURCHASER.

8.2 The Purchase Amount is exclusive of all applicable taxes (including, without limitation, obligations to pay value added, sales, use, offerings, withholding taxes, income or similar taxes).

8.3 The Purchaser shall promptly provide to the Foundation such information or documentation as it may reasonably require from time to time (including, without limitation, in relation to the identity, citizenship, residency, tax status, business, ownership or control of the Purchaser, and of any person owning or controlling the Purchaser, or for whom the Purchaser is acting as agent or nominee) for the purpose (a) of determining legal, regulatory or tax compliance of the Foundation; (b) enabling the Foundation to satisfy its obligations under any law or regulation (including any anti-money laundering legislation); and (c) enabling the Foundation or any of its Affiliates, to comply with, or to avoid adverse consequences pursuant to any tax information reporting (or tax evasion) regime, or any other rules relating to taxation or requiring disclosure of information to a government authority or to any person making a payment to the Foundation or any of its Affiliates, and the Purchaser hereby waives any provision of law of a jurisdiction that would, absent a waiver, prevent compliance with any such rules.

9 KYC/AML AND RELATED MATTERS. Each Party represents and warrants that all information provided to the other Party, its Affiliates and/or third-party designees for purposes of each Party’s required “know-your customer” (KYC), anti-money laundering (AML), and other compliance checks is accurate and current as of the Closing Date.

10 COMPLIANCE WITH LAWS AND REGULATIONS. The Transfer of the Purchased Tokens will be subject to and conditioned upon compliance by the Foundation and the Purchaser with all applicable state and federal laws and regulations.

11 CONFIDENTIALITY.

11.1 Definition and Obligations. “Confidential Information” means information that (i) is marked as “confidential” or with a similar designation or (ii) the Recipient (as defined below) should reasonably know from the nature of such information or circumstances surrounding disclosure is confidential or sensitive information of the disclosing Party, in each case including but not limited to business, technical, and financial information of the disclosing Party. Notwithstanding the foregoing, Confidential Information excludes information that: (i) is already known to the Recipient at the time of disclosure as evidenced by written records of the Recipient and without an obligation of confidentiality; (ii) has become publicly known and made generally available through no wrongful act of the Recipient; (iii) has been rightfully received by the Recipient from a third party who is authorized to make such disclosure; or (iv) is independently developed by the Recipient without reliance on Confidential Information of the disclosing Party. The Party to whom Confidential Information is disclosed (the “Recipient”) shall and shall cause its employees and other agents to:

11.1.1 hold the Confidential Information in confidence and protect it in accordance with the security measures with which it protects its own confidential information of similar value, but in no event less than reasonable measures;

11.1.2 restrict disclosure of the information solely to those employees and authorized representatives and agents who need to know such information to enable the fulfillment of such Party’s obligations under this Agreement and who are bound by obligations of confidentiality at least as restrictive as those set forth herein, and not disclose such information to any other person;

11.1.3 use Confidential Information only as necessary to fulfill the Recipient’s obligations under this Agreement, except as may otherwise be agreed to by the Parties in writing; and

11.1.4 at the conclusion of this Agreement, return all of the disclosing Party’s Confidential Information in its possession (including all copies) or, at the Recipient’s discretion, destroy all of the disclosing Party’s Confidential Information (including all copies) and certify its destruction to the disclosing Party.

11.2 Non-Public Information. The Foundation acknowledges that during the course of its dealings with the Purchaser, it may receive material, non-public information relating to the Purchaser. The Foundation understands and acknowledges its obligations under applicable United States securities laws with respect to the treatment of such material, non-public information relating to the Purchaser and agrees to not transact in the Purchaser’s securities while in possession of such material, non-public information.

11.3 Compelled Disclosure. If the Recipient becomes legally compelled to disclose any Confidential Information of the disclosing Party pursuant to any judgment, decree or order from a court of competent jurisdiction, Recipient will, to the extent legally permissible, provide the disclosing Party prompt written notice of such disclosure request and will reasonably assist the disclosing Party in seeking a protective order or another appropriate remedy. If the disclosing Party waives compliance with this Section 11.3 or fails to obtain a protective order or other appropriate remedy, the Recipient will furnish only that portion of the Confidential Information that it reasonably believes is legally required to be disclosed. Notwithstanding anything herein to the contrary, in the case of disclosure pursuant to this Section 11.1.311.3, no such notice shall be required of the Foundation if Confidential Information is disclosed in connection with (a) any routine or special regulatory examination or audit of the Foundation by a governmental or regulatory authority or (b) in connection with a subpoena or request for information from a governmental or regulatory authority where the Purchaser is not, to the Foundation’s knowledge, the subject of such subpoena or information request.

11.4 Data Protection. The Recipient will ensure that security measures used to safeguard the Confidential Information of disclosing Party hereunder are implemented, and the data covered by such security measures are maintained, at all times with the best available technology, and in a manner consistent with best practices in the industry, as such technology best practices may evolve during the term of this Agreement. The Recipient agrees to notify the disclosing Party in writing of any wrongful disclosure or loss of such Confidential Information which may come to its attention.

12 NO RIGHTS. No rights or licenses are granted or implied by this Agreement in the products of any Party or in any intellectual property or other proprietary rights owned or controlled by any Party. Each Party retains all right, title and interest in and to its intellectual property and other proprietary rights.

13 NON-EXCLUSIVE RELATIONSHIP. The specific arrangements referred to herein shall not exclude or limit the Foundation from entering into agreements with any other Person that is, or may become, a competitor with the Purchaser.

14 PUBLICITY.

14.1 Except as provided in Section 14.2 and Section 14.3 below, each Party agrees that it will not, and shall procure that no Affiliate will, without the prior written consent of the other Party: (a) use or disclose in any press release, public announcement or other public disclosure (including use on websites, and any advertising or marketing materials) (i) the name of the other Party or any its Affiliates, including, in each case, any partner, director, officer, employee or other representative of the other Party or any of its Affiliates; and (ii) any trade name, trademark, trade device, service mark, indicia (including logos), symbol, abbreviation, contraction or simulation thereof owned by the other Party or any of its Affiliates; (b) disclose the terms and existence of this Agreement, the negotiations and relationship between the Parties, or the ending of such negotiations or relationship; and (c) represent, directly or indirectly, that any product or service provided by such Party or any of its Affiliates has been approved or endorsed by the other Party or any of its Affiliates.

14.2 If a Party is required by Applicable Law or a Governmental Authority to make any public disclosure prohibited under Section 14.1, such Party shall promptly notify the other Party, and both Parties shall use commercially reasonable efforts to issue a mutually agreeable public disclosure.

14.3 Notwithstanding anything herein to the contrary, the Purchaser shall be permitted to publicly disclose the information described under Section 14.1 to the extent required under applicable SEC and/or stock exchange rules and regulations, as well as any other applicable laws, rules and regulations; provided, however, that the Purchaser shall promptly notify the Foundation, and both Parties shall use commercially reasonable efforts to issue a mutually agreeable public disclosure.

15 GENERAL PROVISIONS.

15.1 No Assignment. Neither Party may assign this Agreement, or any of the rights or obligations hereunder, by operation of law or otherwise, without the other Party’s prior written consent, except that the Foundation may assign this Agreement without obtaining such consent to an Affiliate. Any assignment or attempted assignment contrary to this Section 15.1 shall be null and void. The rights and liabilities hereto shall bind and inure to the benefit of the Parties’ respective successors, executors and administrators, and permitted assigns.

15.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict of law principles that would result in the application of any law other than the laws of the State of New York.

15.3 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”), shall be submitted to mandatory, final and binding arbitration before the International Chamber of Commerce (the “ICC”) in accordance with the Rules of Arbitration of the ICC (the “ICC Rules”) in force on the date on which the request for arbitration is submitted in accordance with the ICC Rules.

15.3.1 There shall be three (3) arbitrators. The Parties each will select one arbitrator within 30 days of the receipt by respondent of a copy of the request for arbitration. The ICC court shall appoint the third and presiding arbitrator (the “Chair”) within thirty (30) days of the appointment of the second arbitrator (the three arbitrators shall be collectively referred to as the “Tribunal”). If either Party fails to appoint an arbitrator within the time periods specified herein, such arbitrator shall, at the request of either Party, be appointed by the ICC court.

15.3.2 The language of the arbitration shall be English. The place of arbitration shall be New York, New York.

15.3.3 The arbitration shall be the sole and exclusive forum for resolution of the Dispute, and the award shall be in writing, state the reasons for the award and be final and binding. Judgment thereon may be entered in any court of competent jurisdiction.

15.3.4 By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the Tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the Tribunal’s orders to that effect. In any such judicial action: (i) each of the Parties irrevocably and unconditionally consents to the non-exclusive jurisdiction and venue of the courts of the State of New York (the “New York Courts”) for the purpose of any pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings, or for the enforcement of any judgment on any award; (ii) each of the Parties irrevocably waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Courts; and (iii) each of the Parties irrevocably consents to service of process by first-class certified mail, return receipt requested, postage prepaid.

15.3.5 Each Party shall bear the fees and expenses of its arbitrators and shall jointly and equally share with the other the fees and expenses of the Chair and of the arbitration, including attorneys’ fees and experts’ fees.

15.3.6 Except as may be required by law, the Parties shall preserve the confidentiality of all aspects of the arbitration, and shall not disclose to a third party (other than disclosure to Affiliate(s) of a Party on a need-to-know basis and such Affiliate(s) is/are informed of the confidential nature of such information and instructed to keep such information confidential), all information made known and documents produced in the arbitration not otherwise in the public domain, all evidence and materials created for the purpose of the arbitration, and all awards arising from the arbitration, except, and to the extent that disclosure is required by law or regulation, is required to protect or pursue a legal right or is required to enforce or challenge an award in legal proceedings before a court or other competent judicial authority.

15.3.7 The Tribunal may not award punitive damages.

15.4 Jury Waiver. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING PERMITTED UNDER THIS AGREEMENT.

15.5 Construction; Headings. This Agreement shall be construed as if both Parties jointly prepared it, and any uncertainty or ambiguity shall not be interpreted against any one Party. All headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision or provisions of this Agreement.

15.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be given in writing and shall be (i) delivered by hand or by messenger; (ii) mailed by registered or certified mail with postage pre-paid; (iii) sent by electronic mail; or (iv) sent by facsimile, in each case, to the relevant address of the applicable Party as set forth on the signature pages hereto, or at such other address as any Party hereto may designate by giving ten (10) days’ advance written notice to the other Party. Any notice distributed pursuant to this Section 15.6 shall be deemed effective (i) if delivered by hand or by messenger, at the time of delivery; (ii) if mailed, five (5) Business Days after mailing; (iii) if sent by electronic mail, at the time of sending the electronic mail; provided that no “bounce-back” or other failure of delivery message is received; and (iv) if sent by facsimile, at the time the sending Party’s facsimile machine produces a report that the facsimile was sent in full to the receiving Party, and properly addressed to each Party as follows:

If to the Foundation:

Solana Foundation

Dammstrasse 16, 6300 Zug, Suisse
Attention: General Counsel
With a copy sent to legal@solana.org

If to the Purchaser:

Brera Holdings PLC

Connaught House, 5th Floor, One Burlington Road, Dublin 4, D04 C5Y6, Ireland

Attention: Marco Santori

Email: marco@solmate.com

15.7 Amendment; Waiver. No amendment or waiver of any provision (either generally or in a particular instance, and either retroactively or prospectively) of this Agreement shall be effective unless it is in writing and signed by or on behalf of each Party, or, in the case of a waiver, by or on behalf of the Party waiving compliance.

15.8 Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

15.9 No Partnership or Joint Venture. Each Party hereby agrees that nothing in this Agreement shall create or be deemed to create any partnership, joint venture, agency or similar relationship between the Parties hereto, and no Party shall hold itself out contrary to the terms of this Section 15.9. No Party shall become liable as a result of any representation, act or omission of the other Party contrary to the terms of this Agreement.

15.10 Further Assurances. The Parties shall promptly execute and deliver any and all additional documents, instruments, notices, and other assurances, and shall do any and all other acts and things reasonably necessary in connection with the performance of their respective obligations under this Agreement and to carry out the intent of the Parties hereunder, and, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto or thereto, provided that except as expressly provided herein, none of the Parties shall be obligated to grant any waiver of any condition or other waiver hereunder.

15.11 No Waiver of Contractual Right. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that Party’s right to subsequently enforce and compel strict compliance with such provision or any other provision of this Agreement. No Party shall be deemed to have waived any claim arising out of this Agreement, or any provision, power, right, privilege or remedy under this Agreement, unless the waiver is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

15.12 Representation by Counsel. Each Party agrees that they have been, or have had the opportunity to be, represented by independent counsel of their choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon a full right and opportunity to do so. Each Party, with the opportunity for advice of its independent counsel, cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties hereto and may not be construed against any Party by reason of its preparation. Therefore, the Foundation and the Purchaser each waive the application of any law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

15.13 Survival. Section 2.4 (Restrictions on Tokens), Section 3 (Representations, Warranties and Covenants of the Foundation), Section 4 (Representations, Warranties and Covenants of the Purchaser), Section 5 (Restrictions on Transfer), Section 7 (Disclaimer and Limitation of Liability), Section 9 (KYC/AML and Related Matters), Section 11 (Confidentiality), and Section 15 (General Provisions) shall survive the execution and delivery of the Purchased Tokens pursuant to this Agreement.

15.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument. For the purposes of this section, the delivery of a facsimile or electronic copy (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other Applicable Law) of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery thereof.

15.15 Entire Agreement. This Agreement shall constitute the entire and sole agreement between the Parties and shall supersede all other communications, negotiations, arrangements and agreements of any nature between the Parties with respect to the subject matter hereof prior to the date of this Agreement.

[Signature Pages Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Restricted Token Purchase Agreement as of the date first written above.

FOUNDATION:

SOLANA FOUNDATION

By:	/s/ Lily Liu
Name:	Lily Liu
Title:	Authorized Signatory

Address:

By:	/s/ Daniel Albert
Name:	Daniel Albert
Title:	Authorized Signatory

Address:

[Signature Page to Restricted Token Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Token Purchase Agreement as of the date first written above.

PURCHASER:

BRERA HOLDINGS PLC

By:	/s/ Marco Santori
Name:	Marco Santori
Title:	Chief Executive Officer

Address:

Connaught House, 5th Floor, One Burlington Road, Dublin 4, D04 C5Y6, Ireland

Email: marco@solmate.com

[Signature Page to Restricted Token Purchase Agreement]